[WORLD ACCESS, INC. LOGO]



                 WORLD ACCESS RAISES $50 MILLION IN NEW CAPITAL

  Company to Sell New Series of Convertible Preferred Stock to Fund Managed by
                         Brown Brothers Harriman & Co.


           Lawrence C. Tucker to Join World Access Board of Directors


ATLANTA, GEORGIA - April 19, 1999 - World Access, Inc. (Nasdaq: WAXS) announced today that it has entered into an agreement to raise $50 million in equity capital through the sale of 50,000 newly issued shares of 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A (the "Preferred Stock") to The 1818 Fund III, L.P. In connection with the closing of the transaction later this week, Lawrence C. Tucker, a partner at Brown Brothers Harriman & Co. and a co-manager of The 1818 Funds, has agreed to join the Company's Board of Directors.

The 1818 Funds are a family of private equity partnerships organized to acquire substantial, non-controlling, long-term ownership positions in growing, strongly positioned companies. The Funds have provided active early support and capital to a number of highly successful telecommunications and media companies, including MCI WorldCom and Frontier Vision. The General Partner of the Funds is Brown Brothers Harriman & Co. ("BBH"), America's largest private bank and the oldest owner-managed business partnership in the country. Lawrence
C. Tucker has been a partner of BBH since 1979 and currently serves as a director of MCI WorldCom, National HealthCare Corporation, Riverwood International Corporation and the MCI WorldCom Venture Fund.

John D. Phillips, President and Chief Executive Officer, said, "Although we are obviously pleased to complete this transaction and further strengthen the Company's balance sheet, we are particularly excited to add BBH as a strategic partner. BBH and Larry Tucker have an excellent track record of assisting management teams in building profitable, world-class telecommunications companies. We expect Larry to play a key role in the development and execution of World Access' future strategic plans."

"With the sale of the Preferred Stock, the Company now has cash balances approaching $100 million as well as $75 million in available funds through a revolving line of credit facility with a banking syndicate group led by Bank of America. We believe the Company is in a strong financial condition and, therefore, is well positioned to aggressively pursue the large number of external and internal growth opportunities present within the Company's core telecommunications markets."

Mr. Tucker, partner at BBH, said, "World Access is in almost all respects a new company since the mergers of last year. World Access represents a group of very promising and complementary businesses in both the service and equipment sectors has been brought together under strong leadership, and we are pleased to be associated with the company at this interesting transition point in its development."

The Preferred Stock pays dividends on a quarterly basis. Each share of Preferred Stock is convertible into one share of Common Stock at $11.50 per share. If the closing trading price of the Common Stock on The Nasdaq Stock Market exceeds $30.00 per share for 45 consecutive trading days, the Preferred Stock will be automatically converted into Common Stock. As part of the above sale, The 1818 Funds also received an option to purchase, at the same price, an additional $20 million in Preferred Stock from the Company prior to June 30, 2000.

World Access, Inc. provides international long distance voice and data services and proprietary network equipment to the global telecommunications markets. The World Access Telecommunications Group provides wholesale international long distance service to over 200 foreign countries through a combination of its own international network facilities, various international termination relationships and resale arrangements with other international long distance service providers. The World Access Equipment Group develops, manufactures and markets digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital microwave radio systems and other telecommunications network products. For additional information, please refer to the World Access web site at www.waxs.com.

        THIS PRESS RELEASE MAY CONTAIN FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS INCLUDE THE COMPANY'S ABILITY TO IDENTIFY, COMPLETE AND INTEGRATE ACQUISITIONS, CONTINUE INTERNAL GROWTH, AND OTHER RISKS DESCRIBED IN THE COMPANY'S SEC FILINGS, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-43497) INCORPORATED BY REFERENCE IN THIS PRESS RELEASE.

WORLD ACCESS CONTACT:    NANCY L. DE JONGE
(404-231-2025)           DIRECTOR OF INVESTOR RELATIONS
                         http://www.waxs.com